UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 12, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-1274

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 17, 2008, MF Global Ltd. (the “Company”) announced its strategic decision to no longer participate in the U.S. Futures Exchange (“USFE”), a Chicago-based electronic futures exchange. The Company will take an impairment charge related to its equity investment in USFE. In connection with its separation from the Company and the Company’s IPO, Man Group plc transferred a direct economic interest of 46.1 percent in USFE to the Company, and together with a 1.8 percent interest in USFE held prior to the IPO, the Company currently holds a 47.9 percent interest in USFE.

In a related announcement, USFE has stated its intention to seek a sale of its operations with the objective of reaching a resolution by December 31, 2008.

Absent a sale of USFE, the Company estimates that in its third fiscal quarter, ending December 31, 2008, it will record a non-cash impairment charge of approximately $9 million to $11 million related to its equity investment in USFE and a cash charge of $3 million to $5 million, net of tax. USFE represented approximately $7 million of expense to the Company annually, net of tax.

On December 17, 2008, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06	Material Impairments.

The information set forth above in Item 2.05, “Costs Associated with Exit or Disposal Activities” relating to the decision to no longer participate in the USFE and the impairment charge expected to be recorded by the Company, absent a sale of USFE, in the third fiscal quarter, ending December 31, 2008, as well as the press release attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 12, 2008, Mr. Karel F. Harbour, age 58, who had served as the Chief Operating Officer of the European operations of the Company, was appointed by the Company’s board of directors as the Company’s Chief Operating Officer. Before his appointment in May 2007 as Chief Operating Officer of the Company’s European operations, Mr. Harbour served as Deputy Chief Operating Officer of Europe for the Man Financial division of Man Group plc, our former parent. Before joining Man Financial, Mr. Harbour was the Deputy Chief Executive Officer of GNI Ltd., which Man Group purchased in November 2002. Mr. Harbour received a Bachelor of Science degree in economics from Southampton University. He is a Chartered Accountant and a Fellow of the Institute of Chartered Accountants.

Mr. Harbour’s current base salary is £185,500 per annum. Under the terms of his employment agreement, Mr. Harbour is also eligible to receive an annual bonus based on the achievement of individual and corporate performance goals, as well as an annual car allowance, and the Company is required to contribute annually to a pension plan in an amount equal to 30% of his base salary. Unless terminated earlier by either Mr. Harbour or the Company, Mr. Harbour’s employment agreement shall terminate upon Mr. Harbour attaining normal retirement age for executives. The Company may terminate Mr. Harbour’s employment with 24 months’ notice for any reason, except that in the event of Mr. Harbour’s incapacity, the Company need give only 12 months’ notice, and in the event of certain other customary events such as Mr. Harbour’s personal bankruptcy or being convicted of a criminal offence, no notice shall be required. During his employment and for a period of six months following any termination of employment, Mr. Harbour is subject to certain non-solicitation and certain non-competition requirements. The terms of Mr. Harbour’s employment are qualified in their entirety by reference to his employment agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending December 31, 2008.

Item 7.01	Regulation FD Disclosure.

On December 15, 2008, the Company issued a press release about the event referenced in Item 5.02 above. On December 17, 2008, the Company issued a press release about the events referenced in Items 2.05 and 2.06 above. The press release with respect to Item 5.02 is attached as Exhibit 99.2 and the press release with respect to Items 2.05 and 2.06 is attached as Exhibit 99.1.

Item 9.01	Exhibits

(a) None

(b) None

(c) None

(d) Exhibits:

Exhibit No.                Exhibit Description

Exhibit No.	Exhibit Description

Exhibit 99.1	Press Release issued by the Company dated December 17, 2008

Exhibit 99.2	Press Release issued by the Company dated December 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: December 18, 2008	By:	/S/ HOWARD SCHNEIDER
Howard Schneider General Counsel

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